Exhibit (h)(5)

AGREEMENT TO WAIVE FEES AND REIMBURSE EXPENSES

OF CERTAIN FUNDS OF THORNBURG INVESTMENT TRUST

THORNBURG INVESTMENT MANAGEMENT, INC.

THORNBURG SECURITIES CORPORATION

2300 North Ridgetop Road

Santa Fe, New Mexico 87506

Thornburg Investment Trust

c/o Thornburg Investment Management, Inc.

2300 North Ridgetop Road

Santa Fe, New Mexico 87506

Ladies and Gentlemen:

We, each of the undersigned, hereby confirm our agreement with you as follows:

1.        You have employed Thornburg Investment Management, Inc. to manage the investment and reinvestment of the assets of your respective series and to perform related functions, and you have employed Thornburg Securities Corporation as your exclusive agent to sell and to arrange for the sale of shares of beneficial interest of your respective series (the “Funds”).

2.         For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in order to reduce certain Fund and class expenses otherwise borne by shareholders of certain classes of shares of the Funds, we agree (for the periods and subject to the terms hereinafter specified) to waive or reduce all or a portion of the advisory fee, administrative services fees, and distribution and services fees payable to us by the specific Funds and classes of shares identified in Schedule A to this Agreement, and to bear all or a portion of the expenses set forth in the fee and expense tables of the relevant Funds’ current prospectuses under the line item labeled “Other Expenses,” which fees and expenses are otherwise allocable to the Funds and classes of shares identified in Schedule A, to the extent necessary to reduce the annualized operating expenses of those classes of shares (not including the effect of any Acquired Fund Fees and Expenses, as described in paragraph 3 below) to the percentage rates reflected in Schedule A. For purposes of this Agreement, expenses allocable to each class of shares and the expense ratios for each such class shall be determined at the times and in accordance with the Funds’ usual and customary method of accounting for preparation of their semiannual and annual reports to shareholders.

3.        Notwithstanding the foregoing, we do not agree to waive, reduce or bear any expenses said to have been incurred indirectly by other investment companies in which the Funds invest, including any such expenses which are or should be identified in the fee and expense tables of the relevant Funds’ current prospectuses under the line item labeled “Acquired Fund Fees and Expenses.”

4.        For the Class A, Class C, and Class I shares of Thornburg Low Duration Municipal Fund and Thornburg Low Duration Income Fund, the fee waivers and expense reimbursements described herein shall commence effective December 30, 2013, or such later date as the shares of those two Funds are first publicly offered for sale. For each other Fund and class of shares identified in Schedule A, the fee waivers and expense reimbursements described herein shall commence February 1, 2014. We agree to continue the fee waivers and expense reimbursements described herein for each specific Fund and class of shares identified in Schedule A through January 31, 2015, the date on which we cease to offer that Fund or class of shares, or the date upon which we cease to be the investment adviser and/or distributor of the Funds, whichever occurs sooner.

5.         This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by either party and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge. The terms “transfer,” “assignment” and “sale” as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission.

6.         This Agreement applies only to the Funds and classes of shares specified in Schedule A. This Agreement will in all events apply separately to each Fund and class of shares to which it relates and will be severable in all respects. Consequently, this Agreement may be modified, continued or terminated as to any Fund or class or shares without affecting any other Fund or class of shares. A determination by any court or agency having jurisdiction that any provision of this Agreement is invalid or unenforceable will not affect the validity of the other provisions of this Agreement.

7.         This Agreement supersedes and replaces all previous agreements to waive fees and reimburse expenses of the Funds of the Trust.

If the foregoing is in accordance with your understanding, you will kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

THORNBURG INVESTMENT MANAGEMENT, INC.

By:

THORNBURG SECURITIES CORPORATION

By:

ACCEPTED: , 2014

THORNBURG INVESTMENT TRUST

By:

Agreement to Waive Fees and Reimburse Expenses

SCHEDULE A

	Annual Fund Operating Expense Limitation (after application of fee waivers/expense reimbursements)[1]
Fund	Class A Shares	Class B Shares	Class C Shares	Class I Shares	Class R3 Shares	Class R4 Shares	Class R5 Shares	Class R6 Shares
Thornburg Low Duration Municipal Fund	0.70%		0.99%	0.50%
Thornburg Low Duration Income Fund	0.70%		0.99%	0.50%
Thornburg Intermediate Municipal Fund			1.24%
Thornburg Strategic Municipal Income Fund	1.25%		1.55%
Thornburg New York Intermediate Municipal Fund	0.99%			0.67%
Thornburg Limited Term U.S. Government Fund		2.50%			0.99%	0.99%	0.67%
Thornburg Limited Term Income Fund					0.99%	0.99%	0.67%
Thornburg Strategic Income Fund	1.25%		1.80%		1.25%	1.25%	0.99%
Thornburg Value Fund		2,38%		0.99%	1.35%	1.25%	0.99%
Thornburg International Value Fund					1.45%	1.25%	0.99%
Thornburg Core Growth Fund				0.99%	1.50%	1.40%	0.99%
Thornburg International Growth Fund				0.99%	1.50%	1.40%	0.99%	0.89%
Thornburg Investment Income Builder Fund			1.90%		1.50%	1.40%	0.99%
Thornburg Global Opportunities Fund				0.99%	1.50%	1.40%	0.99%
Thornburg Developing World Fund			2.38%	1.09%			1.09%	0.99%

[1]	Blank spaces in this table indicate share classes for which no contractual expense limitation applies.